      As filed with the Securities and Exchange Commission on March 2, 2000
                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              HEALTHGATE DATA CORP.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                      04-220927
 (State or Other Jurisdiction              (I.R.S. Employer Identification No.)
of Incorporation or Organization)

                          25 CORPORATE DRIVE, SUITE 310
                         BURLINGTON, MASSACHUSETTS 01803
                                 (781) 685-4000
          (Address of Principal Executive Offices, Including Zip Code)

            HEALTHGATE DATA CORP. 1994 STOCK OPTION PLAN, AS AMENDED
                            (Full Title of the Plan)

             WILLIAM S. REECE, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              HEALTHGATE DATA CORP.
                          25 CORPORATE DRIVE, SUITE 310
                         BURLINGTON, MASSACHUSETTS 01803
                                 (781) 685-4000
          (Name and Address and Telephone Number, Including Area Code,
                             of Agent for Service.)

                                    Copy to:
                              STEPHEN M. KANE, ESQ.
                      RICH, MAY, BILODEAU & FLAHERTY, P.C.
                               176 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 482-1360


                         CALCULATION OF REGISTRATION FEE

TITLE OF          AMOUNT TO         PROPOSED      PROPOSED       AMOUNT OF
SECURITIES        BE REGISTERED     MAXIMUM       MAXIMUM        REGISTRATION
TO BE                               OFFERING      AGGREGATE      FEE
REGISTERED                          PRICE PER     OFFERING
                                    SHARE         PRICE

Common Stock,   3,559,997 shares(1) $8.625(2)     $30,704,975    $8,106.12(3)
$.01 par value
per share

(1) Representing the shares offered, sold and to be sold and resold to and by participants in the Registrant's 1994 Stock Option Plan, as amended (the "Option Plan") pursuant to options granted or to be granted under the Option Plan.

(2) Estimated, pursuant to Rule 457 parts (h) and (c), solely for purposes of calculating the registration fee, on the basis of the average of the high and low sales prices of the Registrant's Common Stock on February 28, 2000.

(3) A credit of $4460 remains from the registration fee paid in 1999 in connection with the Registrant's Registration Statement on Form S-1 (Registration No. 333-76899). Additionally, Registrant wire transferred $3,746.56 to Mellon Bank on February 29, 2000.

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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

HealthGate Data Corp. (sometimes referred to herein as the "Registrant") will provide the documents containing the information specified in Part I of Form S-8 to participants in the Option Plan as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration Statement (by incorporation or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). These documents and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

 (a) the Registrant's Prospectus that was filed with the Commission on January 26, 2000 pursuant to Rule 424(b) under the Securities Act and that contains audited financial statements for the latest fiscal year for which such statements have been filed; and

(b) the description of the Registrant's Common Stock, $.01 par value per share, that is contained in its Registration Statement on Form 8-A filed with the Commission on December 29, 1999 (which was incorporated by reference from the Registrant's Registration Statement on Form S-1 that was filed with the Commission on April 23, 1999 (Registration No. 333-76899) and subsequently amended).

In addition, any and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the termination of the offering of the shares of Common Stock offered hereby shall, to the extent required by law, be deemed to be incorporated by reference into this Registration Statement and to be a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

The validity of the authorization and issuance of the securities offered hereby will be passed upon for the Registrant by Rich, May, Bilodeau & Flaherty, P.C., Boston, Massachusetts. Stephen M. Kane, a member of Rich, May, Bilodeau & Flaherty, P.C., is an Assistant Secretary of the Registrant, owns 3,000 shares of the Registrant's common stock and has been granted options for the purchase of up to 1,983 shares of the Registrant's common stock. As of February 28, 2000, other attorneys at Rich, May, Bilodeau & Flaherty, P.C. owned an aggregate of 6,950 shares of the Registrant's common stock.



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ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a)  the Registrant's Charter

Article IX of the Registrant's Restated Charter provides as follows:

To the maximum extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director's breach of fiduciary duty as a director of the Corporation. No amendment to or repeal of the provisions of this paragraph shall apply to or have any effect on the liability or the alleged liability of any director of the Corporation with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

(b)  the Registrant's ByLaws

Section 10 of the Registrant's Restated Bylaws provides as follows:

Section 10. INDEMNIFICATION

10.1 Officers, Directors and Others. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 10.2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors. The right to indemnification conferred in this Section 10 shall be a contract right and, subject to Sections 10.2 and
10.5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

10.2 Procedure; Timing. Any indemnification of a director or officer of the corporation under Section 10.1 or advance of expenses under Section 10.5 shall be made promptly, and in any event within thirty days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Section 10 is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty days, the right to indemnification or advances as granted by this Section 10 shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of


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such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

10.3 Rights Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

10.4 Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Section 10.

10.5 Expenses. Expenses incurred by any person described in Section 10.1 in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board deems appropriate.

10.6 Other Persons. Persons who are not covered by the foregoing provisions of this Section 10 and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board.

10.7 Contract Right. The provisions of this Section 10 shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Section 10 and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Section 10 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

10.8 Use of "corporation". For purposes of this Section 10, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, member, manager, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this
Section 10 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(c) Other Indemnification Provisions Affecting the Registrant

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant


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intends to obtain insurance which insures the officers and directors of the
Registrant against certain losses and which insures the Registrant against certain of its obligations to indemnify such officers and directors. The Registrant has entered into indemnification agreements with each of its directors and officers, pursuant to which the Registrant has agreed to indemnify such directors to the fullest extent permitted by law for amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

The options for Registrant's Common Stock referred to in this Registration Statement on Form S-8 were not registered under the Securities Act, in reliance on the exemption set forth in Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering. Such options are subject to option agreements, which include provisions stating that the optionee must comply with applicable federal and state securities laws in connection with the resale of any shares of Registrant's Common Stock received upon exercise of the option.

ITEM 8.  EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

NO.       DESCRIPTION
---       -----------

4.1       The Registrant's 1994 Stock Option Plan (incorporated by reference to
          Exhibit 10.9 of the Registrant's Registration Statement on Form S-1 (No. 333-76899), filed on April 23,1999).

4.2*      Amendment to Registrant's 1994 Stock Option Plan dated November, 1999.

4.3 Form of Incentive Stock Option Agreement granted under 1994 Stock Option Plan of the Registrant (incorporated by reference to Exhibit
          10.10 of the Registrant's Registration Statement on Form S-1 (No. 333-76899), filed on April 23,1999).

4.4 Form of Non-Employee Director Option Agreement granted under 1994 Stock Option Plan of the Registrant (incorporated by reference to Exhibit 10.11 of the Registrant's Registration Statement on Form S-1 (No. 333-76899), filed on April 23,1999).

5.1* Opinion of Rich, May, Bilodeau & Flaherty, P.C., as to the legality of the securities being registered.

23.1*     Consent of PricewaterhouseCoopers LLP.

23.2*     Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in
          Exhibit 5.1).

------------
* filed herewith


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ITEM 9.  UNDERTAKINGS.

(a)  The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereto); and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by itself is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on this the 2nd day of March, 2000.

                                        THE REGISTRANT:

                                        HEALTHGATE DATA CORP.


                                        By: /s/ William S. Reece
                                           --------------------------------
                                           William S. Reece,
                                           Chairman of the Board and Chief
                                           Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                    Title                           Date
         ---------                    -----                           ----

/s/ William S. Reece          Chairman of the Board  of           March 2, 2000
---------------------------     Directors, Chief  Executive
    William S. Reece            Officer and President
                                (Principal executive officer)

/s/ Mary B. Miller            Chief Financial Officer and         March 2, 2000
---------------------------     Treasurer (Principal financial
    Mary B. Miller              and accounting officer)


                              Director
---------------------------
    Tina M. H. Blair


/s/ Jonathan J. G. Conibear   Director                            March 2, 2000
---------------------------
    Jonathan J. G. Conibear


/s/ Edson D. de Castro        Director                            March 2, 2000
---------------------------
    Edson D. de Castro


/s/ David Friend              Director                            March 2, 2000
---------------------------
    David Friend


/s/ Chris H. Horgen           Director                            March 2, 2000
---------------------------
    Chris H. Horgen



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                                  EXHIBIT INDEX

NO.       DESCRIPTION
---       -----------

4.1 The Registrant's 1994 Stock Option Plan, as amended up to November 1999 (incorporated by reference to Exhibit 10.9 of the Registrant's Registration Statement on Form S-1 (No. 333-76899), filed on April 23,1999).

4.2*      Amendment to Registrant's 1994 Stock Option Plan dated November  1999.

4.3 Form of Incentive Stock Option Agreement granted under 1994 Stock Option Plan of the Registrant (incorporated by reference to Exhibit
          10.10 of the Registrant's Registration Statement on Form S-1 (No. 333-76899), filed on April 23,1999).

4.4 Form of Non-Employee Director Option Agreement granted under 1994 Stock Option Plan of the Registrant (incorporated by reference to Exhibit 10.11 of the Registrant's Registration Statement on Form S-1 (No. 333-76899), filed on April 23,1999).

5.1* Opinion of Rich, May, Bilodeau & Flaherty, P.C., as to the legality of the securities being registered.

23.1*     Consent of PricewaterhouseCoopers LLP.

23.2*     Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in
          Exhibit 5.1).

-------------
* filed herewith


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